STOCK FOR ASSETS  AGREEMENT

This Agreement (the “Agreement”) is made and entered into effective as of November 1, 2007 by and among Freestone Resources, Inc., a Nevada corporation (the “Corporation” or “Purchaser”) and 426 Trust, a Trust of which Nora Pickens is the Trustee, (the “Seller”).

RECITALS

A.

WHEREAS, Corporation has at least 30,000,000 shares of common stock (the “Stock”) in its treasury and desires to issue it to Seller for certain assets and assumption of certain liabilities; and

B.

WHEREAS, Seller desires to sell to the Corporation, and the Corporation desires to purchase from Seller, certain assets and liabilities as listed in Section 1.1, subject to the terms and conditions set forth herein;

AGREEMENT

For and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

              1.1        Purchase of the Stock.  Upon execution of this Agreement, the Corporation shall purchase from Seller, and Seller shall sell to the Corporation, the following assets and assume the following liabilities on the terms and conditions set forth herein.  Upon execution of this Agreement, the Corporation shall pay Seller 30,000,000 shares of common stock of the Corporation (the “Purchase Price”).

Assets Purchased:

Petrozene contract

Intangible – value not determined

Petrozene trademark

Intangible – value not determined

Mineral lease A

     8,000.00

Mineral lease B

   51,962.86

Building

   62,500.00

Computers

     2,992.03

Pipeline

   20,952.07

Well (capitalized costs)

 184,581.99

Liabilities assumed:

Dell (computer)

     2,300.02

Due to B Bonner

   25,000.00

Due to Lloyd Lane

   70,592.80

Due to officer

     8,000.00

Due to Lynnie Lane

   50,000.00

Due to T Bonner

   20,000.00

Due to FNB (Building)

   54,177.78

                   1.2     Assignment.  Upon execution of this Agreement, the Seller shall execute and deliver to the Purchaser any and all  Assignments necessary for complete transfer of the assets listed above effective as of the date of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Purchaser the following:

2.1     Authorization.    This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (c) rights to indemnification hereunder may be limited under applicable securities laws (the “Equitable Exceptions”).

           2.2     No Violations.  The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Seller and the consummation by Seller of the transactions contemplated hereby will not (a) violate any statute, rule, regulation, order or decree of any public body or authority by which the Seller or its properties or assets are bound, or (b) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person or entity with respect to any agreement, contract, indenture, mortgage or instrument to which the Seller is a party or any of its properties or assets is bound.

           2.3      Consents.  Except for consents, if any, required by the Shareholders’ Agreement of the Corporation (the “Shareholders’ Agreement”), no consent, approval or other authorization of any governmental authority or under any contract or other agreement or commitment to which the Seller is a party is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Seller or the consummation by the Seller of the transactions contemplated hereby.

           2.4     Interest of Seller.  Seller (a) owns of record and beneficially good and marketable title to all of the Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, “Liens”) other than the transfer restrictions in the articles of incorporation or the Shareholders’ Agreement of the Purchaser (collectively, the “Purchaser’s Constituent Documents”), (b) has the right to vote the Stock on any matters as to which the Stock entitles the Purchaser to vote under the Purchaser’s Constituent Documents, free of any right of any other person or entity, and (c) the Stock represents all of Seller’s interest in the Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and the Shareholders jointly and severally represent and warrant to Seller the following:

                3.1     Organization and Authorization.  The Purchaser is, as applicable, a corporation duly formed and validly existing under the laws of the state of its organization with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Purchaser has all requisite corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby.  The execution and delivery of this Agreement and such other agreements and documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by the Purchaser and all other corporate action, as applicable, on the part of the Purchaser that is necessary to authorize the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to the Equitable Exceptions.

             3.2     No Violations.  The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (a) violate any provision of the Purchaser’s Constituent Documents, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which the Purchaser is a party or any of its properties or assets is bound.

                  3.3      Consents.    Except for consents, if any, required by the Shareholders’ Agreement, no consent, approval or other authorization of any governmental authority or under any contract or other agreement or commitment to which the Corporation is a party is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Corporation or the consummation by the Corporation of the transactions contemplated hereby.

ARTICLE IV

INDEMNIFICATION

                 4.1       Purchasers’ Losses.

(a)    Seller agrees to indemnify, defend (as described below) and hold harmless the Purchaser and its officers, managers, members, partners (other than for Seller), employees, representatives, agents and attorneys from, against and in respect of any and all Purchaser Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Seller in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any material respect or (ii) any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement or in any other agreement or document executed by it in connection with the transactions contemplated hereby.

(b)   “Purchaser Losses” shall mean all damages (including, without limitation, amounts paid in settlement with Seller’s consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of the Purchaser or such other persons to indemnification hereunder.

4.2        Seller Losses.

(a)

The Purchaser agrees to indemnify, defend (as described below) and hold harmless Seller and its officers, managers, members, employees, representatives, agents and attorneys from, against and in respect of any and all Seller Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by the Purchaser in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any material respect; or (ii) any failure by the Purchaser to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby.

(b)

“Seller Losses” shall mean all damages (including, without limitation, amounts paid in settlement with the consent of the Purchaser, which consent may not be reasonably withheld),

losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Seller or such other persons to indemnification hereunder.

9.3

Third Party Claims.  If any person or entity that is not a party to this Agreement shall assert a claim (each, a “Third Party Claim”) against or with respect to a party entitled to indemnification pursuant to this Agreement (the “Indemnified Party”), then such Indemnified Party shall notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of such Third Party Claim, unless such Indemnifying Party shall have previously obtained actual knowledge of the existence of such Third Party Claim; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.  Each Indemnifying Party shall, at its own expense, promptly defend, contest or otherwise protect against any Third-Party Claim against which it has agreed to indemnify any Indemnified Party, and each Indemnifying Party shall receive from the Indemnified Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the Indemnified Party who are familiar with the transactions out of which any such Third-Party Claim may have arisen.  The Indemnifying Party shall have the right to control the defense of any such Third-Party Claim unless it is relieved of its liability hereunder with respect to such defense by the Indemnified Party.  The Indemnifying Party shall have the right, at its option, and, unless so relieved, to compromise or defend, at its own expense by its own counsel, any such Third-Party Claim involving monetary damages but may not compromise or settle any matter involving equitable or injunctive recourse against the Indemnified Party without such party’s written consent.  In the event that the Indemnifying Party shall undertake to compromise or defend any such Third-Party Claim, it shall promptly notify the Indemnified Party of its intention to do so.  In the event that an Indemnifying Party, after written notice from an Indemnified Party, fails to take timely action to defend a Third-Party Claim, the Indemnified Party shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnifying Party.  In the event that the Indemnified Party defends a Third-Party Claim because of the failure by the Indemnifying Party to defend such claim, it shall not compromise any such Third-Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

ARTICLE V

GENERAL

5.1     Entire Agreement.  This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

5.2      Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 10.2 shall be null and void.

5.3     Counterparts.  This Agreement may be executed in one or more original or facsimile counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

5.4      Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

5.5      Construction.  As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

5.6      Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by the parties hereto.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

5.7      Exhibits; Schedules.  All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

5.8      Notices.  All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or agent of such party, (c) telecopying the same with electronic confirmation of receipt.

(i)

If to the Purchasers, addressed thereto at:

Freestone Resources, Inc.

426 Hwy 84

Fairfield, Texas 75840

(ii)

If to Seller, addressed thereto at:

426 Trust

Nora Pickens, Trustee

426 W Hwy 84

Fairfield,Texas 75840

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10.8 from time to time.

5.9   GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR ITS CONFLICT OF LAW PRINCIPLES.

5.10    Survival of Covenants, Agreements, Representations and Warranties.  All representations, warranties, covenants, agreements and indemnities made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the closing of such transactions and shall continue in full force and effect thereafter according to their terms without limit as to duration.

5.11     Publicity; Confidentiality. Except as required by law, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed.  The parties hereto shall treat as confidential the terms of the transaction contemplated by this Agreement (other than to potential investors in, or lenders to, the parties) and except as required by law shall not in any manner disclose, reveal or furnish any such information to any person or entity.

5.12      Expenses.  Seller, on the one hand, and the Corporation and the Shareholders, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

5.13      Third Party Beneficiaries.  Except as otherwise specifically provided in Article IX, no person or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

5.14       Number and Gender of Words.  Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

5.15      Further Assurances.  From time to time after the Closing, at the request of any other party but at the expense of the requesting party, the Corporation, the Shareholders or Seller, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

5.16

Severability.  The parties hereto agree that, if a covenant or provision of Agreement, or a portion thereof, is found to be invalid, void, illegal, or incapable of being enforced, in whole or in part, by reason of any rule of law or public policy, such covenant or provision or portion thereof shall be deemed severable from the remainder of the provision, which shall remain independent and enforceable.  Furthermore, the parties agree that, if any provision of this Agreement, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Agreement in the jurisdiction of such court.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

_________________________________

426 Trust

Nora Pickens, Trustee

CORPORATION:

FREESTONE RESOURCES, INC.

a Nevada corporation

By:

James Carroll

Its:

President